UNOFFICIAL COPY
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                            COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION

                                                   AT RICHMOND, OCTOBER 23, 2000

APPLICATION OF

WASHINGTON GAS LIGHT COMPANY                                  CASE NO. PUF000026

For authority to engage
in affiliate transactions
through a Money Pool

                            ORDER GRANTING AUTHORITY
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     On September 1, 2000, Washington Gas Light Company ("WGL" or "Applicant")
filed an application pursuant to Chapter 4 of Title 56 of the Code of Virginia for authority to participate in a holding company system money pool ("Money Pool"). Applicant amended its application on September 18, 2000, to modify the cost allocation terms of the Money Pool Agreement.

     Applicant represents that Chapter 3 authority is neither requested nor necessary since its short-term borrowings under the proposed Money Pool will not exceed the statutory threshold of twelve percent of total capitalization under Virginia Code ss. 56-65.1. Applicant states that it will file separately for such authority if and when it is needed.

     The system Money Pool described in WGL's application is intended to be created following the formation of the holding company structure authorized by Commission Order dated May 11, 2000, in Case No. PUA000010. The new holding


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company will be named WGL Holdings, Inc. ("WGL Holdings"), and will become the parent company of WGL.

     Participants in the Money Pool will be WGL Holdings, WGL, and the affiliates of WGL named in the Money Pool Agreement attached to the application. The purpose of the money pool is to provide Participants with a means to borrow and to lend surplus funds to each other on a short-term basis. WGL Holdings may lend funds to the Money Pool, but it may not borrow from the Money Pool pursuant to the restrictions imposed by the Public Utility Holding Company Act of 1935. WGL Holdings will be administrator of the Money Pool.

     Funds for the money pool will be provided from surplus funds invested by the Participants ("Internal Funds") and proceeds from bank borrowings and/or commercial paper sales by the Participants ("External Funds"). The Money Pool borrowing rate will be based on a composite rate equal to the weighted average of the cost of Internal and External funds. If Money Pool Funds are solely comprised of Internal Funds, the applicable borrowing rate will be based on the rate for high-grade, unsecured 30-day commercial paper as quoted in the Wall Street Journal. The rate for External Funds will equal the weighted average of the cost incurred by the Participant providing such funds.


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     THE COMMISSION, upon consideration of the application and having been advised by Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest. Accordingly,

     IT IS ORDERED THAT:

     1) Applicant is authorized to enter into the WGL Holdings System Money Pool Agreement for participation in the proposed Money Pool, under the terms and conditions and for the purposes set forth in the application.

     2) Applicant's borrowings under the Money Pool shall be limited to funds that can be borrowed at rates equal to or lower than what WGL could obtain on its own behalf outside of the Money Pool.

     3) Prior to any changes in terms and conditions of the Money Pool Agreement, Applicant shall file for amended authority to participate in the Money Pool.

     4) Applicant shall file for separate authority to have aggregate short-term debt, both money pool and non-money pool borrowings, to exceed twelve percent of total capitalization.

     5) The approval granted herein for participation in the Money Pool shall not preclude the Commission from exercising its authority under the provisions of ss.ss. 56-78 through 56-80 of the Code of Virginia hereafter.


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     6) The Commission reserves the right to examine the books and records of any affiliate, whether or not such affiliate is regulated by this Commission, in connection with the authority granted herein.

     7) There being nothing further to consider in this matter, it shall be, and hereby is, dismissed.

     AN ATTESTED COPY hereof shall be sent to Applicant, to the attention of Douglas V. Pope, Corporate Secretary and Attorney, 1100 H Street, N. W., Washington, D.C. 20080; and to the Division of Economics and Finance of the Commission.


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